Exhibit 99.1

DATE:	June 6, 2011 12:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —

Second Quarter Dividend Declared

Greensburg, Indiana (NASDAQ:  MSFG) — MainSource Financial Group’s Board of Directors announced today that the Company declared a second quarter common dividend of $0.01 per share.  The dividend is payable on June 20, 2011 to common shareholders of record as of June 13, 2011.

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 80 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.